FOR IMMEDIATE RELEASE
July 29, 2011

Contact:	Amy E. Essex Chief Financial Officer, Treasurer & Corporate Secretary First Federal of Northern Michigan Bancorp, Inc. (989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
ANNOUNCES SECOND QUARTER 2011 RESULTS

Alpena, Michigan - (July 29, 2011) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net earnings of $263,000, or $0.09 per basic and diluted share, for the quarter ended June 30, 2011 compared to consolidated net earnings of $319,000, or $0.11 per basic and diluted share, for the quarter ended June 30, 2010.

Consolidated net income for the six months ended June 30, 2011 was $423,000, or $0.15 per basic and diluted share, compared to $522,000, or $0.18 per basic and diluted share for the six months ended June 30, 2010.

Listed below are a few key points relative to the Company’s results for the quarter ended June 30, 2011:

•
Significant quarter over quarter improvement in the Company’s net interest margin (from 3.73% for the quarter ended June 30, 2010 to 4.19% for the quarter ended June 30, 2011) due to both a 58 basis point reduction in the cost of funds period over period and to a large commercial loan which returned to accruing status during the quarter ended June 30, 2011.

•
Provision for Loan Losses of ($19,000) and $48,000, for the three and six months ended June 30, 2011, respectively, as compared to provisions of $595,000 and $606,000 for the three and six months ended June 30, 2010.

•	First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, “We are pleased once again to report net income for the second quarter of 2011. Five of our last six quarters have been profitable, which demonstrates that our focused efforts over the last two-plus years have begun to produce sustainable earnings.  The Bank continues to also focus on net interest margin and has successfully improved it to 4.19% for the quarter ended June 30, 2011.  For the same quarter one year earlier our net interest margin stood at 3.73%. Our increase in net interest margin has come mostly on the cost of funds side, where lower market interest rates have reduced the costs of our deposits and borrowings. We continue our relationship-focused "Community Bank" approach to building customer relationships and, consequently, growing our lower-costing core deposit base which has grown by $4.5 million year to date and $15.5 million since the start of 2009."

Mahler also commented, "The return to strong asset quality continues to be our top priority. Non-performing loans have decreased $2.3 million since the start of the year.  Our Texas Ratio has decreased from 64.29% at December 31, 2009 to 37.07% at June 30, 2011. We have seen improvement in several key areas related to asset quality, including delinquency trends, the number of classified loans and the level of non accrual loan balances.  We are also encouraged by the interest and success in selling bank-owned properties during the quarter.  The Bank has done well marketing bank-owned properties, particularly residential real estate.  Commercial properties are slower moving although we have seen a recent increase in interest and have accepted an offer on the largest piece of bank-owned property.”

"The Bank remained profitable for the quarter in spite of still inflated collection costs as we near conclusion on certain foreclosure actions.  In addition, the Bank recorded secondary write-downs on certain bank-owned properties as part of our on going evaluation and monitoring.  We are encouraged by the fact that certain classified loans have been upgraded in recent quarters with more expected before year end.  The Bank realized $19,000 income from the provision expense for the quarter and had a modest provision of $48,000 for the six-month period ended June 30, 2011.  This is the result of significant improvement in the historical loan charge-off trends along with the improvement in asset quality metrics.  The shrinking of the loan portfolio through normal pay downs, charge-offs and moving loans to a bank-owned property status since the start of the year also contributed to the decline in loan balances which lead to a lower loan loss reserve requirement.”

Selected Financial Ratios

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2011	2010	2011	2010

Performance Ratios:
Net interest margin	4.19%	3.73%	4.08%	3.67%
Average interest rate spread	4.04%	3.55%	3.93%	3.47%
Return on average assets*	0.49%	0.56%	0.39%	0.45%
Return on average equity*	4.41%	5.41%	3.56%	4.42%

* Annualized

	As of
	June 30, 2011	December 31, 2010	June 30, 2010
Asset Quality Ratios:
Non-performing assets to total assets	4.06%	4.37%	4.40%
Non-performing loans to total loans	2.90%	4.13%	4.20%
Allowance for loan losses to non-performing loans	51.28%	42.85%	44.66%
Allowance for loan losses to total loans	1.48%	1.77%	1.87%

"Texas Ratio" (Bank)	37.07%	39.66%	41.42%

Total non-performing loans ($000 omitted)	$4,273	$6,606	$7,000
Total non-performing assets ($000 omitted)	$8,898	$9,424	$9,992

Financial Condition

Total assets of the Company at June 30, 2011 were $218.9 million, an increase of $3.2 million, or 1.5%, from assets of $215.7 million at December 31, 2010. Net loans receivable decreased $12.3 million to $144.8 million at June 30, 2011, due to the continued effect of adjustable-rate or balloon mortgage loans that have paid off or been refinanced and sold into the secondary market, a large purchased mortgage loan which paid off during the six-month period, consumer loan balances that have declined due to normal pay-downs, pay-off of an out-of-state commercial loan participation, and in general, limited originations of loans to be held in the Company’s portfolio. Investment securities increased $12.4 million from December 31, 2010 to June 30, 2011 due primarily to the purchase of GNMA and municipal securities as opportunities arose and as we received funds from loan pay-offs.

Deposits increased $645,000 to $156.1 million at June 30, 2011 from $155.5 million at December 31, 2010. During this period, lower-costing accounts such as savings, money market and checking accounts increased by approximately $3.0 million. This was partially offset by a decrease in our certificate of deposit accounts of approximately $2.4 million. FHLB advances increased $3.0 million to $32.0 million from December 31, 2010 as we leveraged to grow our balance sheet.

The ratio of total nonperforming assets to total assets was 4.06% at June 30, 2011 compared to 4.37% at December 31, 2010 and 4.40% at June 30, 2010. Non-performing assets decreased by $526,000 from December 31, 2010 to June 30, 2011. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:
•	Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
•	Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
•	Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
•	Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

Stockholders’ equity was $24.1 million at June 30, 2011 compared to $23.2 million at December 31, 2010. The increase was due primarily to net earnings for the six-month period of $423,000 and an increase of $340,000 in the unrealized gain on available-for-sale investment securities. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$21,810	10.04%	$8,694	4.00%	$10,867	5.00%
Total risk-based capital ( to risk-
weighted assets)	$23,459	16.53%	$11,353	8.00%	$14,191	10.00%
Tier 1 risk-based capital ( to
risk-weighted assets)	$21,810	15.37%	$5,676	4.00%	$8,514	6.00%
Tangible Capital ( to
tangible assets)	$21,810	10.04%	$3,260	1.50%	$4,347	2.00%

Results of Operations

Interest income decreased to $ 2.7 million for the three months ended June 30, 2011 from $2.9 million for the year earlier period. Interest income decreased to $5.3 million for the six months ended June 30, 2011 as compared to $5.8 million for the six months ended June 30, 2010. The decrease in interest income for the three month period was due to two main factors: a period over period decrease of $10.8 million in the average balance of our interest-earning assets and a decrease of 9 basis points in the yield on interest-earning assets due in part to lower market interest rates period over period.

Interest expense decreased to $581,000 for the three months ended June 30, 2011 from $900,000 for the three months ended June 30, 2010. Interest expense for the six months ended June 30, 2011 decreased to $1.2 million from $1.9 million for the six months ended June 30, 2010.The decrease in interest expense for the three-month period was due in part to a $12.9 million decrease in the average balance of our interest-bearing liabilities and a decrease in our overall cost of funds of 58 basis points period over period. Most notably, the average balance of our FHLB advances decreased $10.0 million from the from the three-month period ended June 30, 2010 to the same period in 2011 and the cost of our FHLB advances decreased 71 basis points period over period. In addition our certificates of deposit decreased $7.0 million from the three-month period ended June 30, 2010 to the same period in 2011 and the cost of our certificates of deposits decreased 55 basis points period over period.

The Company’s net interest margin increased to 4.19% for the three-month period ended June 30, 2011 from 3.73% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 9 basis points to 5.34% from 5.43%. The average cost of funds decreased 58 basis points to 1.30% from 1.88%, due to reductions of 55 basis points on our certificates of deposit, 42 basis points on our Money market and NOW accounts, and 71 basis points on our FHLB advances quarter over quarter. For the six-month period ended June 30, 2011, the Company’s net interest margin increased to 4.08% from 3.67% for the same period in 2010. During this time period, the average yield on interest-earning assets decreased 14 basis points to 5.26% from 5.40%, while the cost of funds decreased 66 basis points to 1.98% from 2.64%.

The provision for loan losses for the three-month period ended June 30, 2011 was income of $19,000, as compared to expense of $595,000 for the prior year period. For the six-month period ended June 30, 2011, the provision for loan losses was $48,000 as compared to $606,000 for the same period ended June 30, 2010. Our provision for loan losses is based on an eight-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. Total net charge-offs for the quarter-ended June 30, 2011 were $422,000 as compared to $1.8 million for the quarter ended June 30, 2009, which rolled-off our required reserve calculation based on our eight-quarter rolling average method.  That decrease in charge-offs quarter over quarter resulted in lower loss factors which were applied to our various pools of loans to establish an adequate reserve.  In addition, loan balances have declined substantially from December 31, 2010.  Both of these factors enabled us to reverse provision expense recorded in prior periods. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income decreased to $393,000 for the three months ended June 30, 2011 from $1.3 million for the three months ended June 30, 2010. Non-interest income decreased to $842,000 for the six months ended June 30, 2011 from $1.8 million for the six months ended June 30, 2010.  Both the three- and six-month results in 2010 reflected a $447,000 gain on sale of investments as a result of a restructuring of the investment portfolio in an effort to reduce credit risk as well as a $200,000 settlement on a lawsuit.  Additionally, in 2011 we continue to experience a decrease in mortgage banking activities income as compared to 2010, especially during the three-month period ended June 30, 2011. Despite mortgage interest rates that remain historically low, mortgage banking activities, consisting mostly of homeowner refinances, continue to decline. Mortgage refinances were considerably lower for both the three- and six-month periods ended June 30, 2011 as compared to the prior year periods.

Non-interest expense decreased from $2.4 million for the three months ended June 30, 2010 to $2.3 million for the three months ended June 30, 2011. Non-interest expense decreased to $4.5 million for the six months ended June 30, 2011 from $4.6 million for the six months ended June 30, 2010. Notably, our FDIC premiums decreased for both the three- and six-month periods ended June 30, 2011 due to improvement in our risk profile resulting in lower FDIC assessments.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$3,951,713	$1,889,999
Overnight deposits with FHLB	34,756	72,658
Total cash and cash equivalents	3,986,469	1,962,657
Securities AFS	47,671,712	35,301,238
Securities HTM	2,485,000	2,520,000
Loans held for sale	550,613	-
Loans receivable, net of allowance for loan losses of $2,190,949 and
$2,831,332 as of June 30, 2011 and December 31, 2010, respectively	144,825,894	157,143,918
Foreclosed real estate and other repossessed assets	4,625,417	2,818,343
Federal Home Loan Bank stock, at cost	3,266,100	3,775,400
Premises and equipment	5,924,907	6,026,793
Accrued interest receivable	1,158,565	1,230,938
Intangible assets	481,081	627,306
Prepaid FDIC premiums	852,890	967,143
Deferred tax asset	471,751	659,194
Other assets	2,623,837	2,700,034
Total assets	$218,924,236	$215,732,964

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$156,110,486	$155,465,896
Advances from borrowers for taxes and insurance	370,215	130,030
Federal Home Loan Bank Advances	32,000,000	29,000,000
REPO Sweep Accounts	4,847,231	6,172,362
Accrued expenses and other liabilities	1,530,196	1,728,735

Total liabilities	194,858,128	192,497,023

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,999 shares issued)	31,918	31,918
Additional paid-in capital	23,851,341	23,822,152
Retained earnings	2,661,488	2,238,064
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	(556)	(38,382)
Accumulated other comprehensive income	485,835	146,107
Total stockholders' equity	24,066,108	23,235,941

Total liabilities and stockholders' equity	$218,924,236	$215,732,964

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$2,317,197	$2,552,986	$4,590,517	$5,093,399
Interest and dividends on investments
Taxable	134,402	106,843	229,217	239,406
Tax-exempt	40,011	58,455	80,339	111,267
Interest on mortgage-backed securities	199,702	165,313	383,068	321,846
Total interest income	2,691,312	2,883,597	5,283,141	5,765,918

Interest expense:
Interest on deposits	407,875	601,733	845,128	1,239,557
Interest on borrowings	172,681	298,657	340,755	617,239
Total interest expense	580,556	900,390	1,185,883	1,856,796

Net interest income	2,110,756	1,983,207	4,097,258	3,909,122
Provision for loan losses	(19,238)	594,840	48,120	605,928
Net interest income after provision for loan losses	2,129,994	1,388,367	4,049,138	3,303,194

Non-interest income:
Service charges and other fees	181,228	199,340	345,719	403,514
Mortgage banking activities	182,463	315,223	418,446	563,315
Gain on sale of investments	-	447,387	-	496,817
Net gain (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	(37,756)	42,691	(46,431)	53,867
Other	67,048	260,723	124,601	326,336
Total non-interest income	392,983	1,265,364	842,335	1,843,849

Non-interest expense:
Compensation and employee benefits	1,159,252	1,194,299	2,328,188	2,365,241
FDIC Insurance Premiums	51,170	94,348	122,387	188,548
Advertising	33,817	36,103	56,838	55,992
Occupancy	267,652	288,237	537,694	600,813
Amortization of intangible assets	73,112	73,112	146,225	146,225
Service bureau charges	79,292	86,114	155,498	165,696
Professional services	133,570	149,091	221,147	252,202
Other	462,389	515,103	900,072	850,786
Total non-interest expense	2,260,254	2,436,407	4,468,049	4,625,503

Income before income tax benefit	262,723	217,324	423,424	521,540
Income tax benefit	-	(101,913)	-	-

Net Income	$262,723	$319,237	$423,424	$521,540

Per share data:
Net income per share
Basic	0.09	0.11	0.15	0.18
Diluted	0.09	0.11	0.15	0.18
Weighted average number of shares outstanding
Basic	2,884,049	2,884,249	2,884,049	2,884,249
Including dilutive stock options	2,884,049	2,884,249	2,884,049	2,884,249
Dividends per common share	-	-	-	-